Exhibit 99.2
Asyst Technologies Receives Delisting Notice from NASDAQ
FREMONT, Calif.— April 24, 2009 —Asyst Technologies, Inc. (Nasdaq:ASYT — News), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, announced that it has received a staff determination letter from the NASDAQ Stock Market stating that the company’s common stock is subject to delisting from the NASDAQ Global Market in accordance with Nasdaq Marketplace Rules 5100, 5110(b), and IM-5100-1. The letter was issued as a result of the company’s previously announced filing for relief under chapter 11 of the U.S. Bankruptcy Code on April 20, 2009.
The company said it does not intend to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the decision. The letter set forth the NASDAQ staff’s determination to delist the Company’s common shares, suspend trading in the company’s common stock at the opening of business on April 30, 2009, and file a Form 25-NSE with the Securities and Exchange Commission removing the company’s common stock from listing and registration on The Nasdaq Stock Market.
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
“Asyst” is a registered trademark, of Asyst Technologies, Inc. Copyright 1993-2009, Asyst Technologies, Inc. All Rights Reserved.
Contact:
Asyst Technologies, Inc.
Colby Gartin, 510-661-5000
General Issues and inquiries regarding bankruptcy should be referred to:
Reorganization Website: www.claim-agent. net/AsystReorg
Reorganization Hotline: 877-788-2812
Reorganization Email: AsystReorg@alixpartners.com